AMENDMENT TO
BYLAWS
OF USA TECHNOLOGIES, INC.

     Article VI of the Bylaws Certificates of Stock, Transfer, Etc. shall be deleted and the following new Article VI substituted in its place:

Article VI

Certificates of Stock, Transfer, Etc.

Section 6.01 Share Certificates.

     (a) Form of Certificates. Shares of the corporation's capital stock may be represented by certificates or may be uncertificated, to the extent determined by the board of directors. To the extent they are issued, certificates of stock shall be issued in numerical order, registered in the share register or transfer books of the corporation as they are issued, and shall be signed by the President or a Vice President, and the Secretary or the Treasurer, or in such other manner as the corporation may determine, and may be sealed with the seal of the corporation or a facsimile thereof. The signatures of such officers may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or registered by a registrar, other than the corporation itself or an employee of the corporation. If an officer who has signed or whose facsimile signature has been placed upon such certificate ceases to be an officer before the certificate is issued, it may be issued by the corporation with the same effect as if the person were an officer on the date of issue. Each certificate of stock shall state: (i) that the corporation is incorporated under the laws of the Commonwealth of Pennsylvania; (ii) the name of the person to whom issued; (iii) the number and class of shares and the designation of the series, if any, which such certificate represents; and (iv) the par value of each share represented by such certificate, or a statement that such shares are without par value. If the corporation is authorized to issue shares of more than one class or series, certificates for shares of the corporation, if any, shall set forth upon the face or back of the certificate (or shall state on the face or back of the certificate that the corporation will furnish to any shareholder upon request and without charge), a full or summary statement of the designations, voting rights, preferences, limitations and special rights of the shares of each class or series authorized to be issued so far as they have been fixed and determined and the authority of the board of directors to fix and determine the designations, voting rights, preferences, limitations and special rights of the classes and series of shares of the corporation.

     (b) Share Register. The share register or transfer books and blank share certificates, if any, shall be kept by the secretary or by any transfer agent or registrar designated by the board of directors for that purpose.

     Section 6.02. Transfer. Transfers of shares shall be made on the share register or transfer books of the corporation. Stock certificates, if any, shall be surrendered and endorsed by the person named in the certificate or by an attorney lawfully constituted in writing. No transfer shall be made inconsistent with the provisions of the Uniform Commercial Code, 13 Pa.C.S. §§ 8101 et seq., and its amendments and supplements.

     Section 6.03. Record Holder of Shares. The corporation shall be entitled to treat the person in whose name any share or shares of the corporation stand on the books of the corporation as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person.

     Section 6.04. Lost, Destroyed or Mutilated Certificates. The holder of any certificate of shares of the corporation shall immediately notify the corporation of any loss, destruction or mutilation of the certificate therefor, and the board of directors may, in its discretion, direct that the shares shall be uncertificated or cause a new certificate or certificates to be issued to such holder, in case of mutilation of the certificate, upon surrender of the mutilated certificate or, in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction and, if the board of directors shall so determine, the deposit of a bond in such form and in such sum, and with such surety or sureties, as it may direct.